JPMorgan Chase & Co. 270 Park Avenue, New York, NY 10017-2070 NYSE symbol: JPM www.jpmorganchase.com
News release: IMMEDIATE RELEASE
JPMORGAN CHASE REPORTS RECORD FIRST-QUARTER 2013 NET INCOME OF
$6.5 BILLION, OR A RECORD $1.59 PER SHARE, ON REVENUE1 OF $25.8 BILLION

17% RETURN ON TANGIBLE COMMON EQUITY1

SUPPORTED CONSUMERS, BUSINESSES AND COMMUNITIES

•	Strong performance across all businesses[2]

▪	Consumer & Community Banking deposits were up 10%; mortgage originations were up 37% to $52.7 billion; Credit Card sales volume[1] was up 9%

▪	Corporate & Investment Bank reported strong performance across products and maintained its #1 ranking for Global Investment Banking fees; assets under custody were up 8% to $19.3 trillion

▪
Asset Management achieved its sixteenth consecutive quarter of positive net long-term client flows, a record of $31 billion for the first quarter; assets under supervision were a record $2.2 trillion; loan balances were up 27% to a record $81.4 billion

•
The Board intends to increase the second-quarter common stock dividend to $0.38 per share[3] from the current $0.30 per share; the Firm repurchased $2.6 billion of common equity in the first quarter and is authorized to repurchase an additional $6 billion of common equity through the first quarter of 2014

•	Fortress balance sheet strengthened

▪	Basel I Tier 1 common[1] of $143 billion, or 10.2%

▪	Estimated Basel III Tier 1 common[1] of 8.9%[4], up from 8.7% in the prior quarter

▪	High Quality Liquid Assets[5] of $413 billion

•	First-quarter results included the following significant items

▪	$650 million pretax benefit ($0.10 per share after-tax increase in earnings) from reduced mortgage loan loss reserves in Real Estate Portfolios

▪	$500 million pretax benefit ($0.08 per share after-tax increase in earnings) from reduced credit card loan loss reserves in Card Services

•	JPMorgan Chase supported consumers, businesses and our communities

▪	$480 billion of credit[1] provided and capital raised in the first quarter

–	$78 billion of credit[1] provided for consumers; originated more than 260,000 mortgages

–	Nearly $4 billion of credit[1] provided for U.S. small businesses

–	$123 billion of credit[1] provided for corporations

Investor Contact: Sarah Youngwood (212) 270-7325	Media Contact: Joe Evangelisti (212) 270-7438

[1] For notes on non-GAAP measures, including managed basis reporting, see page 13. For additional notes on financial measures, see page 14.
[2] Percentage comparisons noted in the bullet points are calculated versus prior-year first quarter.
[3] The Firm's dividends are subject to the Board's approval at the customary times those dividends are declared.
[4] Includes the estimated impact of final Basel 2.5 rules and the Basel III Advanced Notice of Proposed Rulemaking.
[5] High Quality Liquid Assets (“HQLA”) is the estimated amount of assets the Firm believes will qualify for inclusion in the Liquidity Coverage Ratio based on its current understanding of the rules.

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–	More than $255 billion of capital raised for clients

–	More than $17 billion of credit[1] provided and capital raised for nonprofit and government entities, including states, municipalities, hospitals and universities

▪	Hired nearly 5,300 U.S. veterans and service members since the beginning of 2011

New York, April 12, 2013 - JPMorgan Chase & Co. (NYSE: JPM) today reported record net income of $6.5 billion for the first quarter of 2013, compared with net income of $4.9 billion in the first quarter of 2012. Earnings per share were a record $1.59, compared with $1.19 in the first quarter of 2012. Revenue1 for the quarter was $25.8 billion, compared with $26.8 billion in the prior year. The Firm's return on tangible common equity1 for the first quarter of 2013 was 17%, compared with 15% in the prior year.
As previously announced, the Board of Directors intends to increase the second-quarter common stock dividend to $0.38 per share3 from the current $0.30 per share, returning the dividend to its highest level. The Board has also authorized the Firm to repurchase $6 billion of common equity commencing with the second quarter of this year through the end of the first quarter of 2014. During the first quarter of 2013, the Firm repurchased $2.6 billion of common equity. The Federal Reserve asked the Firm to submit by the end of the third quarter an additional capital plan addressing the weaknesses it identified in the Firm's capital planning processes. The Firm is dramatically increasing the resources deployed and intends to fully address their requirements. Following their review, the Federal Reserve may require the Firm to modify its capital distributions.
Jamie Dimon, Chairman and Chief Executive Officer, commented on the financial results: “JPMorgan Chase had a very good start to the year. All our businesses had strong performance, and our client franchises did exceptionally well. The Corporate & Investment Bank was #1 in fees, global debt and equity, syndicated loans, and announced M&A. Those leadership positions reflect the volume of business we do with clients and it is a great result. Consumer & Community Banking deposits were up 10% compared with the prior year, client investment assets were up 15%, and mortgage loan originations were up 37%. Asset Management also had strong performance with loan balances up 27% compared with the prior year. Assets under supervision were up 8% to $2.2 trillion. This business achieved a record $31 billion of net long-term client flows for the first quarter.”
Dimon continued: “We are seeing positive signs that the economy is healthy and getting stronger. Housing prices continued to improve and new home purchases are also starting to come back. We also saw strong performance in our credit card portfolio, with net charge-offs remaining near historic lows, another sign that consumers are healthier and more confident. As a result, we reduced the allowance for loan losses in Consumer & Community Banking in the first quarter by a total of $1.2 billion and are likely to see further releases. Credit conditions were also favorable across the wholesale loan portfolios.”
Dimon added: “The exception is that loan growth across the industry has been softer this quarter, although year-on-year growth remained strong. Small businesses remain cautious about the recovery and fiscal uncertainty, and are not investing their capital. However, companies' balance sheets are much stronger than they were before the financial crisis and small businesses remain well positioned to invest in growth once they decide to. With approximately 2 million small business customers, Chase remains the nation's #1 Small Business Administration lender and we plan to serve more customers when loan demand comes back.”
Commenting on the balance sheet, Dimon said: “We strengthened our fortress balance sheet, ending the first quarter with Basel I Tier 1 common capital of $143 billion and a resulting ratio1 of 10.2%; this includes the impact of the Basel 2.5 rules that became effective at the beginning of this year. We estimate that our Basel III Tier 1 common ratio1 was approximately 8.9%4 at the end of the first quarter, up from 8.7% in the fourth quarter.”

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Dimon continued: “We are pleased that our capital strength and earnings power will allow the Firm to return excess capital to our shareholders. We are also doing our part to support the economic recovery, providing credit1 and raising capital totaling $480 billion for our clients in the first quarter. As I said in my letter to shareholders distributed this week in the 2012 annual report, we have work to do to strengthen our controls and carry out our compliance mission. To do so, we have reprioritized our business agenda to focus on this critical effort – it is the top priority for our company. There is no room for compromise in meeting our obligations to comply with the new regulatory requirements and ensure that our systems, practices, controls, technology and, above all, culture meet the highest standards. And we will continue to work with our regulators on our common interest – to build and sustain a strong and safe financial system.”
Dimon concluded: “We are very pleased with our first-quarter results, are proud of our accomplishments and remain optimistic about the future.”
In the discussion below of the business segments and of JPMorgan Chase as a Firm, information is presented on a managed basis. For more information about managed basis, as well as other non-GAAP financial measures used by management to evaluate the performance of each line of business, see page 13. The following discussion compares the first quarters of 2013 and 2012 unless otherwise noted. Footnotes in the sections that follow are described on pages 13 and 14.
CONSUMER & COMMUNITY BANKING (CCB)

Results for CCB				4Q12		1Q12
($ millions)	1Q13	4Q12	1Q12	$ O/(U)	O/(U) %	$ O/(U)	O/(U) %
Net Revenue	$11,615	$12,378	$12,363	$(763)	(6)%	$(748)	(6)%
Provision for Credit Losses	549	1,091	642	(542)	(50)	(93)	(14)
Noninterest Expense	6,790	7,966	7,038	(1,176)	(15)	(248)	(4)
Net Income	$2,586	$2,014	$2,936	$572	28%	$(350)	(12)%
Discussion of Results:
Net income was $2.6 billion, compared with $2.9 billion in the prior year.

Net revenue was $11.6 billion, a decrease of $748 million, or 6%, compared with the prior year. Net interest income was $7.2 billion, down $179 million, or 2%, driven by lower deposit margins and lower loan balances due to portfolio runoff, largely offset by higher deposit balances. Noninterest revenue was $4.4 billion, a decrease of $569 million, or 11%, driven by lower mortgage fees and related income.

The provision for credit losses was $549 million, compared with $642 million in the prior year and $1.1 billion in the prior quarter. The current-quarter provision reflected a $1.2 billion reduction in the allowance for loan losses and total net charge-offs of $1.7 billion. The prior-quarter provision reflected a $700 million reduction in the allowance for loan losses and total net charge-offs of $1.8 billion.

Noninterest expense was $6.8 billion, a decrease of $248 million from the prior year. The prior year included approximately $200 million for foreclosure-related matters, including adjustments for the global settlement with federal and state agencies.

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Key Metrics and Business Updates:
(All comparisons refer to the prior-year quarter except as noted; banking portal ranking is per compete.com, as of February 2013)

▪	Return on equity was 23% on $46.0 billion of average allocated capital.

▪	Average total deposits were $441.3 billion, up 10% from the prior year and 4% from the prior quarter. Deposit growth was amongst the best in the industry[2].

▪	Mortgage originations were $52.7 billion, up 37% from the prior year and 3% from the prior quarter.

▪
Credit Card sales volume[2] was $94.7 billion, up 9% from the prior year and down 7% from the prior quarter; Card Services general purpose credit card sales volume growth has outperformed the industry since the first quarter of 2008[2].

▪	Auto originations were $6.5 billion, up 12% from the prior year and 18% from the prior quarter.

▪	Client investment assets were $168.5 billion, up 15% from the prior year and 6% from the prior quarter.

▪	Number of active mobile customers was 13.3 million, up 32% compared with the prior year and 7% compared with the prior quarter.

▪	Number of active online customers was 32.3 million, up 5% compared with the prior year and 4% compared with the prior quarter; Chase.com is the #1 most visited banking portal in the U.S.

▪
Winner of four TNS Choice Awards for 2013, more than any previous winner, recognizing superior performance in customer acquisition, retention, satisfaction and market share with consumer and affluent banking customers.

▪	Number of branches was 5,632, an increase of 91 from the prior year and 18 from the prior quarter.

Consumer & Business Banking net income was $641 million, a decrease of $133 million, or 17%, compared with the prior year.
Net revenue was $4.2 billion, down 2% compared with the prior year. Net interest income was $2.6 billion, down 4% compared with the prior year, driven by the impact of lower deposit margins and fewer days in the period, largely offset by the impact of higher deposit balances. Noninterest revenue was $1.6 billion, an increase of 1%, driven by higher debit card revenue and investment sales revenue, largely offset by lower deposit-related fees.
The provision for credit losses and net charge-offs were both $61 million (1.32% net charge-off rate). In the prior year, the provision for credit losses and net charge-offs were both $96 million (2.19% net charge-off rate).
Noninterest expense was $3.0 billion, up 6% from the prior year, primarily driven by investments, including new branch builds, and a one-time cost related to a contract renegotiation.

Key Metrics and Business Updates:
(All comparisons refer to the prior-year quarter except as noted)

▪	Return on equity was 24% on $11.0 billion of average allocated capital.

▪	Average total deposits were $421.1 billion, up 11% from the prior year and 4% from the prior quarter. Deposit growth was amongst the best in the industry[2].

▪	Deposit margin was 2.36%, compared with 2.68% in the prior year and 2.44% in the prior quarter.

▪	Accounts[2] totaled 28.5 million, up 6% from the prior year and 2% from the prior quarter.

▪	Average Business Banking loans were $18.7 billion, up 6% from the prior year and 1% from the prior quarter; originations were $1.2 billion, down 20% from the prior year and

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19% from the prior quarter; Chase continues to be the #1 SBA lender2.

▪	Branch sales of investment products were up 40% compared with the prior year and 32% compared with the prior quarter.

▪	Client investment assets were $168.5 billion, up 15% from the prior year and 6% from the prior quarter.

▪	Chase Private Client branch locations totaled 1,392, an increase of 1,026 from the prior year and 174 from the prior quarter.

Mortgage Banking net income was $673 million, a decrease of $306 million, or 31%, compared with prior year.

Net revenue was $2.7 billion, a decrease of $671 million compared with the prior year. Net interest income was $1.2 billion, a decrease of $75 million. Noninterest revenue was $1.5 billion, a decrease of $596 million, driven by lower mortgage fees and related income.

The provision for credit losses was a benefit of $198 million2, compared with a benefit of $192 million in the prior year. The current quarter reflected a $650 million reduction in the allowance for loan losses.

Noninterest expense was $1.8 billion, a decrease of $337 million from the prior year, due to lower servicing expense.

Mortgage Production pretax income was $427 million, a decrease of $317 million from the prior year. Mortgage production-related revenue, excluding repurchase losses, was $1.2 billion, a decrease of $401 million, or 25%, from the prior year. These results reflected lower margins, partially offset by higher volumes. Production expense2 was $710 million, an increase of $137 million from the prior year, primarily reflecting higher volumes. Repurchase losses were $81 million, compared with losses of $302 million in the prior year and a benefit of $53 million in the prior quarter. The current quarter reflected a $100 million reduction in the repurchase liability and lower realized repurchase losses compared with prior year and prior quarter, primarily driven by a decline in outstanding repurchase demands.

Mortgage Servicing pretax loss was $101 million, compared with a pretax loss of $160 million in the prior year. Mortgage servicing revenue, including amortization, was $778 million, a decrease of $22 million, or 3%, from the prior year reflecting lower loan servicing revenue due to lower average third-party mortgage loans serviced. Mortgage servicing rights (“MSR”) risk management was a loss of $142 million, compared with MSR risk management income of $191 million in the prior year, largely due to model assumption updates, primarily driven by an improvement in housing price appreciation assumptions. Servicing expense was $737 million, a decrease of $414 million from the prior year, which reflected the impact of approximately $200 million for foreclosure-related matters in the prior year and lower servicing headcount.

Key Metrics and Business Updates:
(All comparisons refer to the prior-year quarter except as noted)

▪	Mortgage Banking return on equity, including Mortgage Production, Servicing and Real Estate Portfolios, was 14% on $19.5 billion of average allocated capital.

▪	Mortgage originations were $52.7 billion, up 37% from the prior year and 3% from the prior quarter.

▪	Mortgage application volumes were $60.5 billion, up 1% from the prior year and down 8% from the prior quarter.

▪	Total third-party mortgage loans serviced were $849.2 billion, down 4% from the prior year and 1% from the prior quarter.

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Real Estate Portfolios pretax income was $784 million, compared with $854 million in the prior year. Net revenue was $945 million, a decrease of $136 million, or 13%, from the prior year. The decrease was driven by a decline in net interest income, resulting from lower loan balances due to portfolio runoff.

The provision for credit losses reflected a benefit of $202 million, compared with a benefit of $192 million in the prior year. The current-quarter provision reflected a $650 million reduction in the allowance for loan losses due to lower estimated losses reflecting improved delinquency trends, primarily in the home equity portfolio, including the impact of improved home prices. Net charge-offs totaled $448 million. Home equity net charge-offs were $333 million (2.04% net charge-off rate1), compared with $542 million (2.85% net charge-off rate1) in the prior year. Subprime mortgage net charge-offs were $67 million (3.34% net charge-off rate1), compared with $130 million (5.51% net charge-off rate1). Prime mortgage, including option ARMs, net charge-offs were $44 million (0.43% net charge-off rate1), compared with $131 million (1.21% net charge-off rate1).

Noninterest expense was $363 million, a decrease of $56 million compared with the prior year, primarily driven by lower foreclosed asset expense due to lower foreclosure inventory.

Key Metrics and Business Updates:
(All comparisons refer to the prior-year quarter except as noted. Average loans include PCI loans)

▪	Average home equity loans were $86.9 billion, down $12.2 billion.

▪	Average mortgage loans were $88.3 billion, down $7.2 billion.

▪	Allowance for loan losses was $9.9 billion, compared with $13.4 billion.

▪	Allowance for loan losses to ending loans retained, excluding PCI loans[1], was 3.66%, compared with 6.01%.

Card, Merchant Services & Auto net income was $1.3 billion, an increase of $89 million, or 8%, compared with the prior year, driven by lower noninterest expense.

Net revenue was $4.7 billion, flat compared with the prior year. Net interest income was $3.5 billion, flat compared with the prior year. The impact of lower average credit card loan balances was offset by lower revenue reversals associated with lower net charge-offs in credit card. Noninterest revenue was $1.3 billion, relatively flat compared with the prior year. The current quarter reflected higher net interchange and merchant servicing revenue; the prior year included a gain on an investment security.

The provision for credit losses was $686 million, compared with $738 million in the prior year and $1.3 billion in the prior quarter. The current-quarter provision reflected lower net charge-offs and a $500 million reduction in the allowance for loan losses due to lower estimated losses reflecting improved delinquency trends. The prior-year provision included a $750 million reduction in the allowance for loan losses. The Credit Card net charge-off rate1 was 3.55%, down from 4.37% in the prior year and up from 3.50% in the prior quarter; the 30+ day delinquency rate1 was 1.94%, down from 2.55% in the prior year and 2.10% in the prior quarter. The Auto net charge-off rate was 0.32%, up from 0.28% in the prior year and down from 0.36% in the prior quarter.

Noninterest expense was $1.9 billion, a decrease of $86 million, or 4% from the prior year, driven by an expense recorded in the prior year related to a non-core product.

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Key Metrics and Business Updates:
(All comparisons refer to the prior-year quarter except as noted)

▪	Return on equity was 33% on $15.5 billion of average allocated capital.

▪	Credit Card average loans were $123.6 billion, down 3% from prior year and 1% from the prior quarter.

▪	#1 credit card issuer in the U.S. based on outstandings[2]; #1 Global Visa issuer based on consumer and business credit card sales volume[2].

▪
Credit Card sales volume[2] was $94.7 billion, up 9% from the prior year and down 7% from the prior quarter; Card Services general purpose credit card sales volume growth has outperformed the industry since the first quarter of 2008.[2]

▪	Card Services net revenue as a percentage of average loans was 12.83%, compared with 12.22% in the prior year and 12.82% in the prior quarter.

▪
Merchant processing volume was $175.8 billion, up 15% from the prior year and down 2% from the prior quarter; total transactions processed were 8.3 billion, up 22% from the prior year and 1% from the prior quarter.

▪	Average auto loans were $50.0 billion, up 5% from the prior year and 2% from the prior quarter.

▪	Auto originations were $6.5 billion, up 12% from the prior year and 18% from the prior quarter.
CORPORATE & INVESTMENT BANK (CIB)

Results for CIB				4Q12		1Q12
($ millions)	1Q13	4Q12	1Q12	$ O/(U)	O/(U) %	$ O/(U)	O/(U) %
Net Revenue	$10,140	$7,642	$9,338	$2,498	33%	$802	9%
Provision for Credit Losses	11	(445)	(3)	456	NM	14	NM
Noninterest Expense	6,111	4,996	6,211	1,115	22	(100)	(2)
Net Income	$2,610	$2,005	$2,033	$605	30%	$577	28%

Discussion of Results:
Net income was $2.6 billion, up 28% compared with the prior year. These results reflected higher net revenue and lower noninterest expense. Net revenue was $10.1 billion, compared with $9.3 billion in the prior year. Net revenue included a $126 million gain from debit valuation adjustments (“DVA”) on structured notes and derivative liabilities resulting from the widening of the Firm's credit spreads; the prior year included a loss from DVA of $907 million. Excluding the impact of DVA, net income was $2.5 billion1 and net revenue was $10.0 billion1, both down 2% from the prior year.

Banking revenue was $3.0 billion, compared with $2.6 billion in the prior year. Investment banking fees were $1.4 billion (up 4%), driven by higher debt underwriting fees totaling $905 million (up 11%), partially offset by lower advisory fees of $255 million (down 9%); equity underwriting fees were $273 million, flat compared with the prior year. Treasury Services revenue was $1.0 billion, flat compared with the prior year. Lending revenue was $498 million, compared with $222 million in the prior year, driven by net interest income on retained loans and fees on lending-related commitments, as well as gains on securities received from restructured loans.

Markets & Investor Services revenue was $7.2 billion, up 7% from the prior year. Fixed Income and Equity Markets combined revenue was $6.1 billion, down 5% from the prior year, reflecting solid client revenue, but lower rates product revenue compared with a particularly strong prior year. Securities Services revenue

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was $974 million, flat from the prior year. Credit Adjustments & Other revenue was $99 million, compared with a loss of $713 million in the prior year; both periods were driven by the impact of DVA.

The provision for credit losses was $11 million, compared with a benefit in the prior year of $3 million. The ratio of the allowance for loan losses to end-of-period loans retained was 1.11%, compared with 1.34% in the prior year. Excluding the impact of the consolidation of Firm-administered multi-seller conduits and trade finance loans, the ratio of the allowance for loan losses to end-of-period loans retained1 was 2.17%, compared with 2.93% in the prior year.

Noninterest expense was $6.1 billion, down 2% from the prior year, driven by lower compensation expense and lower noncompensation expense related to efficiency initiatives, largely offset by higher litigation expense. The compensation ratio for the current quarter was 34%, excluding the impact of DVA1.

Key Metrics and Business Updates:
(All comparisons refer to the prior-year quarter except as noted, and all rankings are according to Dealogic)

▪	Ranked #1 in Global Investment Banking Fees for the three months ended March 31, 2013.

▪
Ranked #1 in Global Debt, Equity and Equity-related; #1 in Global Long-Term Debt; #1 in Global Syndicated Loans; #1 in Global Announced M&A; and #6 in Global Equity and Equity-related, based on volume, for the three months ended March 31, 2013.

▪	Average client deposits and other third-party liabilities were $357.3 billion, flat from the prior year and down 3% from the prior quarter.

▪	Assets under custody were $19.3 trillion, up 8% from the prior year and 2% from the prior quarter.

▪	International revenue was $4.9 billion, up 8% from the prior year, representing 49% of total revenue (and 49% of total revenue excluding DVA1).

▪	Return on equity was 19% on $56.5 billion of average allocated capital (18% excluding DVA1).

▪	End-of-period total loans were $117.5 billion, up 3% from the prior year and 2% from the prior quarter. Nonaccrual loans were $444 million, down 50% from the prior year and 28% from the prior quarter.

▪	End-of-period trade finance loans were $39.0 billion, up 9% from both the prior year and the prior quarter.
COMMERCIAL BANKING (CB)

Results for CB				4Q12		1Q12
($ millions)	1Q13	4Q12	1Q12	$ O/(U)	O/(U) %	$ O/(U)	O/(U) %
Net Revenue	$1,673	$1,745	$1,657	$(72)	(4)%	$16	1%
Provision for Credit Losses	39	(3)	77	42	NM	(38)	(49)
Noninterest Expense	644	599	598	45	8	46	8
Net Income	$596	$692	$591	$(96)	(14)%	$5	1%
Discussion of Results:
Net income was $596 million, flat compared with the prior year, reflecting a lower provision for credit losses and an increase in net revenue, predominantly offset by higher noninterest expense.

Net revenue was $1.7 billion, an increase of $16 million, essentially flat compared with the prior year. Net interest income was $1.1 billion, an increase of $38 million, or 3%, driven by growth in loan balances,

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partially offset by lower purchase discounts recognized on loan repayments and spread compression on loan products. Noninterest revenue was $535 million, down $22 million, or 4%, driven by lower community development investment-related revenue and lower lending-related fees.

Revenue from Middle Market Banking was $753 million, an increase of $22 million, or 3%, from the prior year. Revenue from Corporate Client Banking was $433 million, flat compared with the prior year. Revenue from Commercial Term Lending was $291 million, flat compared with the prior year. Revenue from Real Estate Banking was $112 million, an increase of $7 million, or 7%, from the prior year.

The provision for credit losses was $39 million, compared with $77 million in the prior year. Net recoveries were $7 million (0.02% net recovery rate), compared with net charge-offs of $12 million (0.04% net charge-off rate) in the prior year and net charge-offs of $50 million (0.16% net charge-off rate) in the prior quarter. The allowance for loan losses to period-end loans retained was 2.05%, down from 2.32% in the prior year and 2.06% in the prior quarter. Nonaccrual loans were $669 million, down $335 million, or 33%, from the prior year due to repayments, charge-offs and loan sales, and flat compared with the prior quarter.

Noninterest expense was $644 million, an increase of $46 million, or 8%, from the prior year, reflecting higher headcount-related2 expense and increased operating expense for Commercial Card.

Key Metrics and Business Updates:
(All comparisons refer to the prior-year quarter except as noted)

▪	Return on equity was 18% on $13.5 billion of average allocated capital.

▪	Overhead ratio was 38%, compared with 36% in the prior year.

▪	Gross investment banking revenue (which is shared with the Corporate & Investment Bank) was $341 million, flat compared with the prior year and down 23% compared with the prior quarter.

▪	Average loan balances were $129.3 billion[2], up 14% compared with the prior year and 3% compared with the prior quarter.

▪	End-of-period loan balances were $130.4 billion[2], up 13% compared with the prior year and 2% compared with the prior quarter.

▪	Average client deposits and other third-party liabilities were $196.0 billion, down 2% compared with the prior year and 2% compared with the prior quarter.
ASSET MANAGEMENT (AM)

Results for AM				4Q12		1Q12
($ millions)	1Q13	4Q12	1Q12	$ O/(U)	O/(U) %	$ O/(U)	O/(U) %
Net Revenue	$2,653	$2,753	$2,370	$(100)	(4)%	$283	12%
Provision for Credit Losses	21	19	19	2	11	2	11
Noninterest Expense	1,876	1,943	1,729	(67)	(3)	147	9
Net Income	$487	$483	$386	$4	1%	$101	26%

Discussion of Results:
Net income was $487 million, an increase of $101 million, or 26%, from the prior year. These results reflect higher net revenue, largely offset by higher noninterest expense.

Net revenue was $2.7 billion, an increase of $283 million, or 12%, from the prior year. Noninterest revenue was $2.1 billion, up $207 million, or 11%, from the prior year, due to net client inflows, higher performance

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fees and the effect of higher market levels. Net interest income was $559 million, up $76 million, or 16%, due to higher loan and deposit balances.

Revenue from Private Banking was $1.4 billion, up 13% from the prior year. Revenue from Retail was $618 million, up 16%. Revenue from Institutional was $589 million, up 6%.

Assets under supervision were a record $2.2 trillion, an increase of $158 billion, or 8%, from the prior year. Assets under management were a record $1.5 trillion, an increase of $101 billion, or 7%, due to net inflows to long-term products and the effect of higher market levels, partially offset by net outflows from liquidity products. Custody, brokerage, administration and deposit balances were $688 billion, up $57 billion, or 9%, due to the effect of higher market levels and custody and brokerage inflows.

The provision for credit losses was $21 million, compared with $19 million in the prior year.

Noninterest expense was $1.9 billion, an increase of $147 million, or 9%, from the prior year, primarily due to higher headcount-related2 expense and performance-based compensation.

Key Metrics and Business Updates:
(All comparisons refer to the prior-year quarter except as noted)

▪	Pretax margin[2] was 29%, up from 26% in the prior year.

▪	Return on equity was 22% on $9 billion of average allocated capital.

▪
For the 12 months ended March 31, 2013, assets under management reflected net inflows of $53 billion, driven by net inflows of $74 billion to long-term products and net outflows of $21 billion from liquidity products. For the quarter, net inflows were $28 billion reflecting record net inflows of $31 billion to long-term products.

▪	Net long-term client flows were positive for the sixteenth consecutive quarter.

▪	Assets under management ranked in the top two quartiles for investment performance were 75% over 5 years, 74% over 3 years and 70% over 1 year.

▪	Customer assets in 4 and 5 Star-rated funds were 51% of all rated mutual fund assets.

▪	Record assets under supervision were $2.2 trillion, up 8% from the prior year and 4% from the prior quarter.

▪	Record average loans were $80.0 billion, up 35% from the prior year and 5% from the prior quarter.

▪	Record end-of-period loans were $81.4 billion, up 27% from the prior year and 1% from the prior quarter.

▪	Record average deposits were $139.4 billion, up 9% from the prior year and 4% from the prior quarter.

JPMorgan Chase & Co.
News Release

CORPORATE/PRIVATE EQUITY

Results for Corporate/Private Equity				4Q12		1Q12
($ millions)	1Q13	4Q12	1Q12	$ O/(U)	O/(U) %	$ O/(U)	O/(U) %
Net Revenue	$(233)	$(140)	$1,029	$(93)	(66)%	$(1,262)	NM
Provision for Credit Losses	(3)	(6)	(9)	3	50	6	67%
Noninterest Expense	2	543	2,769	(541)	(100)	(2,767)	(100)%
Net Income/(Loss)	$250	$498	$(1,022)	$(248)	(50)%	$1,272	NM

Discussion of Results:
Net income was $250 million, compared with a net loss of $1.0 billion in the prior year.

Private Equity reported a net loss of $182 million, compared with net income of $134 million in the prior year. Net revenue was a loss of $276 million, compared with net revenue of $254 million in the prior year, primarily due to higher net valuation losses on private investments.

Treasury and CIO reported net income of $24 million, compared with a net loss of $227 million in the prior year. Net revenue was $113 million, compared with a loss of $233 million in the prior year. Net revenue included net securities gains of $503 million from sales of available-for-sale investment securities during the current quarter. Net interest income was a loss of $472 million due to low interest rates and limited reinvestment opportunities.

Other Corporate reported net income of $408 million, compared with a net loss of $929 million in the prior year. The current quarter included an after-tax benefit of $227 million for tax adjustments. The prior-year noninterest expense included $2.5 billion of additional litigation reserves.
JPMORGAN CHASE (JPM)(*)

Results for JPM				4Q12		1Q12
($ millions)	1Q13	4Q12	1Q12	$ O/(U)	O/(U) %	$ O/(U)	O/(U) %
Net Revenue	$25,848	$24,378	$26,757	$1,470	6%	$(909)	(3)%
Provision for Credit Losses	617	656	726	(39)	(6)	(109)	(15)
Noninterest Expense	15,423	16,047	18,345	(624)	(4)	(2,922)	(16)
Net Income	$6,529	$5,692	$4,924	$837	15%	$1,605	33%
(*) Presented on a managed basis. See notes on page 13 for further explanation of managed basis. Net revenue on a U.S. GAAP basis totaled $25,122 million, $23,653 million, and $26,052 million for the first quarter of 2013, fourth quarter of 2012, and first quarter of 2012, respectively.

Discussion of Results:
Net income was $6.5 billion, up $1.6 billion, or 33%, from the prior year. The increase in earnings was driven by lower noninterest expense and lower provision for credit losses, partially offset by lower revenue.

Net revenue was $25.8 billion, down $909 million, or 3%, compared with the prior year. Noninterest revenue was $14.8 billion, down $167 million, compared with the prior year. The current-quarter revenue included a $126 million gain from DVA on certain structured notes and derivative liabilities resulting from the widening of the Firm's credit spreads. Net interest income was $11.1 billion, down $742 million, or 6%, compared with the prior year, reflecting the impact of low interest rates, as well as lower loan yields due to competitive pressures and portfolio run-off, lower investment securities yield, and limited reinvestment opportunities, partially offset by lower long-term debt costs, primarily due to a change in mix and lower deposit costs.

JPMorgan Chase & Co.
News Release

The provision for credit losses was $617 million, down $109 million, or 15%, from the prior year. The total consumer provision for credit losses was $545 million, down $92 million from the prior year. The current-quarter consumer provision included a $1.2 billion reduction in the allowance for loan losses reflecting improved delinquency trends and lower estimated losses in the mortgage and credit card portfolios. Consumer net charge-offs were $1.7 billion, compared with $2.4 billion in the prior year, resulting in net charge-off rates of 1.92% and 2.60%, respectively. The decrease in consumer net charge-offs was primarily due to improved delinquency trends. The wholesale provision for credit losses was $72 million, compared with $89 million in the prior year. Wholesale net charge-offs were $35 million, compared with $5 million in the prior year, resulting in net charge-off rates of 0.05% and 0.01%, respectively. The Firm's allowance for loan losses to end-of-period loans retained1 was 2.27%, compared with 3.11% in the prior year. The Firm's nonperforming assets totaled $11.6 billion at March 31, 2013, down from $11.7 billion in the prior quarter and down from $12.0 billion in the prior year.

Noninterest expense was $15.4 billion, down $2.9 billion, or 16%, compared with the prior year. The prior-year noninterest expense included $2.5 billion of additional litigation reserves.

Key Metrics and Business Updates:
(All comparisons refer to the prior-year quarter except as noted)

▪	Basel I Tier 1 common ratio[1] was 10.2% at March 31, 2013, including the impact of the Basel 2.5 rules that became effective on January 1, 2013.

▪	Headcount was 255,898, a decrease of 5,271, compared with the prior year.

JPMorgan Chase & Co.
News Release

1.	Notes on non-GAAP financial measures:

a.
In addition to analyzing the Firm's results on a reported basis, management reviews the Firm's results and the results of the lines of business on a “managed” basis, which is a non-GAAP financial measure. The Firm's definition of managed basis starts with the reported U.S. GAAP results and includes certain reclassifications to present total net revenue for the Firm (and each of the business segments) on a fully taxable-equivalent (“FTE”) basis. Accordingly, revenue from investments that receive tax credits and tax-exempt securities is presented in the managed results on a basis comparable to taxable securities and investments. This non-GAAP financial measure allows management to assess the comparability of revenue arising from both taxable and tax-exempt sources. The corresponding income tax impact related to tax-exempt items is recorded within income tax expense. These adjustments have no impact on net income as reported by the Firm as a whole or by the lines of business.

b.
The ratio of the allowance for loan losses to end-of-period loans excludes the following: loans accounted for at fair value and loans held-for-sale; purchased credit-impaired (“PCI”) loans; and the allowance for loan losses related to PCI loans. Additionally, Real Estate Portfolios net charge-off rates exclude the impact of PCI loans. The allowance for loan losses related to the PCI portfolio totaled $5.7 billion at March 31, 2013, December 31, 2012, and March 31, 2012. In Corporate & Investment Bank, the ratio of the allowance for loan losses to end-of-period loans is calculated excluding the impact of trade finance loans and consolidated Firm-administered multi-seller conduits, as well as their related allowances, to provide a more meaningful assessment of the CIB's allowance coverage.

c.
Tangible common equity (“TCE”) represents common stockholders' equity (i.e., total stockholders' equity less preferred stock) less goodwill and identifiable intangible assets (other than MSRs), net of related deferred tax liabilities. Return on tangible common equity measures the Firm's earnings as a percentage of average TCE. In management's view, these measures are meaningful to the Firm, as well as to analysts and investors, in assessing the Firm's use of equity and in facilitating comparisons with peers.

d.
The Tier 1 common ratio under both Basel I and Basel III are both non-GAAP financial measures. These measures are used by management, bank regulators, investors and analysts to assess the Firm's capital position and to compare the Firm's capital to that of other financial services companies. The Basel I Tier 1 common ratio is Tier 1 common capital divided by Basel I risk-weighted assets. Tier 1 common capital is defined as Tier 1 capital less elements of Tier 1 capital not in the form of common equity, such as perpetual preferred stock, noncontrolling interests in subsidiaries, and trust preferred securities. In December 2010, the Basel Committee issued its final version of the Basel Capital Accord, commonly referred to as “Basel III.” In June 2012, U.S. federal banking agencies also published a Notice of Proposed Rulemaking (the “NPR”) for implementing Basel III in the United States. Basel III revised Basel II by, among other things, narrowing the definition of capital, and increasing capital requirements for specific exposures. Basel III also includes higher capital ratio requirements. The Firm's estimate of its Tier 1 common ratio under Basel III reflects the Firm's current understanding of the Basel III rules based on information currently published by the Basel Committee and U.S. federal banking agencies and on the application of such rules to its businesses as currently conducted; it excludes the impact of any changes the Firm may make in the future to its businesses as a result of implementing the Basel III rules, possible enhancements to certain market risk models, and any further implementation guidance from the regulators.

e.
In Consumer & Community Banking, supplemental information is provided for Card Services to provide more meaningful measures that enable comparability with prior periods. The net charge-off and 30+ day delinquency rates presented include loans held-for-sale.

f.
Corporate & Investment Bank provides several measures which exclude the impact of debit valuation adjustments (“DVA”) on: net revenue, net income, compensation ratio, and return on equity. These measures are used by management to assess the underlying performance of the business and for comparability with peers.

JPMorgan Chase & Co.
News Release

2.	Additional notes on financial measures:

a.	Headcount-related expense includes salary and benefits (excluding performance-based incentives), and other noncompensation costs related to employees.

b.
Consumer & Community Banking deposit rankings are based on the Firm's and peer disclosures for 2012. The Consumer & Business Banking SBA ranking is based on number of loans from October 2012 to February 2013 (SBA fiscal year to date). Accounts includes checking accounts and Chase LiquidSM cards (launched 2Q12).

c.	Mortgage Banking provision for credit losses is included in the functional results of Real Estate Portfolios and in production expense for Mortgage Production.

d.
Credit card sales volume is presented excluding Commercial Card. Rankings and comparison of general purpose credit card sales volume are based on disclosures by peers and internal estimates. Rankings are as of the fourth quarter of 2012.

e.
In Commercial Banking, effective January 1, 2013, whole loan financing agreements, previously reported as other assets, were reclassified as loans. For the quarter ended March 31, 2013, the impact on period-end loans and average loans was $1.7 billion and $1.6 billion, respectively.

f.
Asset Management pretax margin represents income before income tax expense divided by total net revenue, which is, in management's view, a comprehensive measure of pretax performance derived by measuring earnings after all costs are taken into consideration. It is, therefore, another basis that management uses to evaluate the performance of AM against the performance of their respective peers.

g.
The amount of credit provided to clients represents new and renewed credit, including loans and commitments. The amount of credit provided to small businesses reflects loans and increased lines of credit provided by Consumer & Business Banking; Card, Merchant Services & Auto; and Commercial Banking. The amount of credit provided to nonprofit and government entities, including states, municipalities, hospitals and universities, represents that provided by the Corporate & Investment Bank and Commercial Banking.

JPMorgan Chase & Co.
News Release

JPMorgan Chase & Co. (NYSE: JPM) is a leading global financial services firm with assets of $2.4 trillion and operations worldwide. The firm is a leader in investment banking, financial services for consumers and small businesses, commercial banking, financial transaction processing, asset management and private equity. A component of the Dow Jones Industrial Average, JPMorgan Chase & Co. serves millions of consumers in the United States and many of the world's most prominent corporate, institutional and government clients under its J.P. Morgan and Chase brands. Information about JPMorgan Chase & Co. is available at www.jpmorganchase.com.

JPMorgan Chase & Co. will host a conference call today at 8:30 a.m. (Eastern Time) to present first-quarter financial results. The general public can access the call by dialing (866) 541-2724 or (877) 368-8360 in the U.S. and Canada, or (706) 634-7246 for international participants. Please dial in 10 minutes prior to the start of the call. The live audio webcast and presentation slides will be available on the Firm's website, www.jpmorganchase.com, under Investor Relations, Investor Presentations.

A replay of the conference call will be available beginning at approximately noon on April 12, 2013 through midnight, April 26, 2013 by telephone at (855) 859-2056 or (800) 585-8367 (U.S. and Canada) or (404) 537-3406 (international); use Conference ID# 10654788. The replay will also be available via webcast on www.jpmorganchase.com under Investor Relations, Investor Presentations. Additional detailed financial, statistical and business-related information is included in a financial supplement. The earnings release and the financial supplement are available at www.jpmorganchase.com.

This earnings release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on the current beliefs and expectations of JPMorgan Chase & Co.'s management and are subject to significant risks and uncertainties. Actual results may differ from those set forth in the forward-looking statements. Factors that could cause JPMorgan Chase & Co.'s actual results to differ materially from those described in the forward-looking statements can be found in JPMorgan Chase & Co.'s Annual Report on Form 10-K for the year ended December 31, 2012, which has been filed with the Securities and Exchange Commission and is available on JPMorgan Chase & Co.'s website (http://investor.shareholder.com/jpmorganchase) and on the Securities and Exchange Commission's website (www.sec.gov). JPMorgan Chase & Co. does not undertake to update the forward-looking statements to reflect the impact of circumstances or events that may arise after the date of the forward-looking statements.

JPMORGAN CHASE & CO.
CONSOLIDATED FINANCIAL HIGHLIGHTS
(in millions, except per share, ratio and headcount data)

	QUARTERLY TRENDS
					1Q13 Change
SELECTED INCOME STATEMENT DATA	1Q13		4Q12	1Q12	4Q12	1Q12
Reported Basis
Total net revenue	$25,122		$23,653	$26,052	6%	(4)%
Total noninterest expense	15,423		16,047	18,345	(4)	(16)
Pre-provision profit	9,699		7,606	7,707	28	26
Provision for credit losses	617		656	726	(6)	(15)
NET INCOME	6,529		5,692	4,924	15	33

Managed Basis (a)
Total net revenue	25,848		24,378	26,757	6	(3)
Total noninterest expense	15,423		16,047	18,345	(4)	(16)
Pre-provision profit	10,425		8,331	8,412	25	24
Provision for credit losses	617		656	726	(6)	(15)
NET INCOME	6,529		5,692	4,924	15	33

PER COMMON SHARE DATA
Basic earnings	1.61		1.40	1.20	15	34
Diluted earnings	1.59		1.39	1.19	14	34

Cash dividends declared	0.30		0.30	0.30	-	-
Book value	52.02		51.27	47.48	1	10
Tangible book value (b)	39.54		38.75	34.79	2	14

Closing share price (c)	47.46		43.97	45.98	8	3
Market capitalization	179,863		167,260	175,737	8	2

COMMON SHARES OUTSTANDING
Average: Basic	3,818.2		3,806.7	3,818.8	-	-
Diluted	3,847.0		3,820.9	3,833.4	1	-
Common shares at period-end	3,789.8		3,804.0	3,822.0	-	(1)

FINANCIAL RATIOS (d)
Return on common equity ("ROE")	13%		11%	11%
Return on tangible common equity ("ROTCE") (b)	17		15	15
Return on assets	1.14		0.98	0.88
Return on risk-weighted assets (e)(f)	1.88	(i)	1.76	1.57

CAPITAL RATIOS (f)
Tier 1 capital ratio	11.6	(i)	12.6	11.9
Total capital ratio	14.1	(i)	15.3	14.9
Tier 1 common capital ratio (g)	10.2	(i)	11.0	9.8

SELECTED BALANCE SHEET DATA (period-end)
Total assets	$2,389,349		$2,359,141	$2,320,164	1	3
Loans:
Consumer, excluding credit card loans	290,082		292,620	304,770	(1)	(5)
Credit card loans	121,865		127,993	125,331	(5)	(3)
Wholesale loans	316,939		313,183	290,866	1	9
Total Loans	728,886		733,796	720,967	(1)	1
Deposits	1,202,507		1,193,593	1,128,512	1	7
Common stockholders' equity	197,128		195,011	181,469	1	9
Total stockholders' equity	207,086		204,069	189,269	1	9

Deposits-to-loans ratio	165%		163%	157%

Headcount (h)	255,898		258,753	261,169	(1)	(2)

LINE OF BUSINESS NET INCOME/(LOSS)
Consumer & Community Banking	$2,586		$2,014	$2,936	28	(12)
Corporate & Investment Bank	2,610		2,005	2,033	30	28
Commercial Banking	596		692	591	(14)	1
Asset Management	487		483	386	1	26
Corporate/Private Equity	250		498	(1,022)	(50)	NM
NET INCOME	$6,529		$5,692	$4,924	15	33

(a)	For a further discussion of managed basis, see Note (a) on page 13.

(b)
Tangible book value per share and ROTCE are non-GAAP financial measures. Tangible book value per share represents the Firm's tangible common equity divided by period-end common shares. ROTCE measures the Firm's annualized earnings as a percentage of tangible common equity. For further discussion of these measures, see page 42 of the Earnings Release Financial Supplement.

(c)
Share prices shown for JPMorgan Chase's common stock are from the New York Stock Exchange. JPMorgan Chase's common stock is also listed and traded on the London Stock Exchange and the Tokyo Stock Exchange.

(d)	Ratios are based upon annualized amounts.

(e)	Return on Basel I risk-weighted assets is the annualized earnings of the Firm divided by its average risk-weighted assets.

(f)
In the first quarter of 2013, the Firm implemented rules that provide for additional capital requirements for trading positions and securitizations (“Basel 2.5”). This implementation resulted in an increase to risk-weighted assets of approximately $150 billion and decreases to the Firm’s Tier 1 capital, Total capital and Tier 1 common capital ratios of 140 bps, 160 bps and 120 bps, respectively.

(g)
Basel I Tier 1 common capital ratio (“Tier 1 common ratio”) is Tier 1 common capital (“Tier 1 common”) divided by risk-weighted assets. The Firm uses Tier 1 common capital along with the other capital measures to assess and monitor its capital position. For further discussion of the Tier 1 common capital ratio, see page 42 of the Earnings Release Financial Supplement.

(h)	Effective January 1, 2013, interns are excluded from the Firmwide and business segment headcount metrics. Prior periods were revised to conform with this presentation.

(i)	Estimated.